Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

PALO ALTO, Calif. - February 9, 2016 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its fiscal year 2016 first quarter ended January 1, 2016.
Orders and Sales
In the first quarter of fiscal 2016, CPI booked orders totaling $120 million, a 17 percent increase from the $102 million that was booked in the same quarter of the previous year.
CPI generated sales totaling $111 million, unchanged from the same quarter of the previous year.
The most recent quarter contained approximately $20 million in orders and approximately $11 million in sales from the ASC Signal operations that were acquired in September 2015. The majority of the new CPI ASC Signal Division’s orders and sales were for communications applications; the remainder were for radar applications.
In comparison to the first quarter of fiscal 2015, CPI’s orders and sales increased in the communications market, but decreased in the defense and medical markets. With the inclusion of orders from CPI ASC Signal Division and strong demand for satellite communications products, communications orders represented the highest level booked in a single quarter in CPI’s history.
“Global economic and political uncertainty is leading to volatility in business conditions in every geographic region and has resulted in delays or reductions in new orders for many CPI products across multiple markets for both commercial and government end uses. Although we are confident that little, if any, business is actually being lost, we are seeing continued, unpredictable push-outs in order placement dates and, in some cases, reduced quantities are being ordered. CPI has significant experience in dealing with fluctuating demand cycles and in adjusting our business accordingly; nevertheless these delays and uncertainties have had, and are likely to continue to have, a negative impact on our near-term results,” said Joe Caldarelli, chief executive officer of CPI. “In positive news, the acquisition of ASC Signal Corporation, which we closed in mid-September, has made a meaningful contribution to CPI’s results in the first quarter. The integration of ASC Signal’s operations into CPI is progressing as expected.”
Net Income and Adjusted EBITDA
CPI’s net income and adjusted EBITDA results in the first quarter of fiscal 2016 were negatively impacted by a less profitable mix of products, partially offset by the favorable impact of changes in the exchange rate between the U.S. dollar and the Canadian dollar. Overall, the new CPI ASC Signal Division contributed favorably to CPI’s adjusted EBITDA results in the first quarter of fiscal 2016; excluding the impact of non-cash purchase accounting charges, the positive impact of the approximately $11 million in sales and the associated gross profit contributions generated by these operations more than offset the impact of the incremental operating expenses that resulted from the addition of a new manufacturing division to the company.
CPI’s net loss in the first quarter of fiscal 2016 was $1.2 million, as compared to net income of $3.0 million in the same quarter of the previous year. In addition to the factors mentioned above, this decrease was primarily due to items related to the acquisition of ASC Signal, including a $1.0 million increase in amortization of acquisition-related intangible assets and a $0.9 million non-cash charge associated with the purchase accounting-related increase in inventory that resulted from the acquisition.
Adjusted EBITDA totaled $16.3 million in the first quarter of fiscal 2016, decreasing from $21.3 million in the same quarter of the previous year.

Defense Market
In the first quarter of fiscal 2016, CPI’s defense market orders decreased five percent to $38.6 million. In general, CPI is experiencing widespread delays in the placement of orders for defense and other government-funded programs. The decrease in defense orders in the most recent quarter was primarily due to delayed orders for radar programs, particularly certain naval radar programs. This decrease was partially offset by an increase in orders for Aegis radar systems and the inclusion of orders from CPI ASC Signal Division.
Defense sales in the first quarter of fiscal 2016 decreased seven percent to $39.9 million. This decrease was primarily due to lower sales for a variety of radar programs and certain electronic countermeasure programs, and was partially offset by the inclusion of sales from CPI ASC Signal Division. Sales for Aegis radar systems were strong, but essentially unchanged from the same quarter of the previous year.
Communications Market
Orders in the communications market increased 68 percent to $64.7 million in the first quarter of fiscal 2016 as a result of higher orders for commercial and military communications applications. These increases were due to the inclusion of orders from CPI ASC Signal Division and significant strength in satellite communications orders to support commercial and military communications applications, and were partially offset by a delay in orders for radomes to support a shipboard military communications program.
Communications sales increased 13 percent to $45.8 million in the first quarter of fiscal 2016. This increase was due to the inclusion of sales from CPI ASC Signal Division, as well as an increase in satellite communications sales for commercial and military communications applications. Lower sales of advanced tactical common data link (TCDL) antenna products for unmanned aerial vehicle (UAV) programs and radomes for a shipboard military communications program partially offset these increases.
Medical Market
In the first quarter of fiscal 2016, orders in the medical market decreased 35 percent to $10.9 million. A significant amount of CPI’s business within this market supports medical imaging applications for foreign customers, making this portion of CPI’s business more vulnerable to challenging global economic conditions, particularly in Europe and Asia. The decrease in medical orders was primarily due to lower orders of x-ray imaging products for foreign customers, largely resulting from challenging economic conditions and the absence of a large program in Asia that was not expected to repeat. Orders for other medical imaging applications also decreased. These decreases were partially offset by an increase in orders for radiation therapy applications.
Sales in the medical market decreased 15 percent to $16.1 million in the first quarter of fiscal 2016. This decrease was due to lower sales of x-ray imaging products, primarily resulting from the completion of a large x-ray imaging program in Asia, and was partially offset by an increase in sales for other medical imaging and radiation therapy applications.
Cash Flow
As of January 1, 2016, CPI had cash and cash equivalents totaling $34.2 million. For the 12-month period ending on that date, CPI’s cash flow from operating activities totaled $14.8 million, free cash flow totaled $8.0 million and adjusted free cash flow totaled $17.2 million.

Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, February 10, 2016 at 11:00 a.m. (EST) that will be broadcast simultaneously on the company’s Web site. To participate in this conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 37664266 and ask for the CPI International First Quarter 2016 Financial Results Conference Call. To access the Web cast, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc. Together, Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and globally distribute components and subsystems used in the generation, amplification, transmission and reception of microwave signals for a wide variety of systems including radar, electronic warfare and communications (satellite and point-to-point) systems for military and commercial applications, specialty products for medical diagnostic imaging and the treatment of cancer, as well as microwave and RF energy generating products for various industrial and scientific pursuits.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget;

currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(All dollar amounts in thousands – unaudited)

	Three Months Ended
	January 1, 2016	January 2, 2015
Sales	$110,682	$110,674
Cost of sales, including $906 and $0 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	81,784	78,051
Gross profit	28,898	32,623
Operating costs and expenses:
Research and development	3,893	3,595
Selling and marketing	6,529	5,667
General and administrative	8,118	8,189
Amortization of acquisition-related intangible assets	3,558	2,547
Total operating costs and expenses	22,098	19,998
Operating income	6,800	12,625
Interest expense, net	9,723	9,039
(Loss) income before income taxes	(2,923)	3,586
Income tax (benefit) expense	(1,713)	603
Net (loss) income	(1,210)	2,983

Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges, net of tax	(379)	(676)
Total other comprehensive loss, net of tax	(379)	(676)
Comprehensive (loss) income	$(1,589)	$2,307

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands, except per share data – unaudited)

	January 1, 2016	October 2, 2015
Assets
Current assets:
Cash and cash equivalents	$34,234	$37,514
Restricted cash	1,724	1,681
Accounts receivable, net	50,064	61,750
Inventories	107,773	103,276
Prepaid and other current assets	7,200	6,200
Total current assets	200,995	210,421
Property, plant, and equipment, net	77,159	78,592
Intangible assets, net	259,492	263,273
Goodwill	215,434	215,434
Other long-term assets	3,328	3,424
Total assets	$756,408	$771,144

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3,100	$3,100
Accounts payable	26,498	30,349
Accrued expenses	31,450	44,106
Product warranty	5,460	5,304
Income taxes payable	988	1,154
Advance payments from customers	16,955	13,037
Total current liabilities	84,451	97,050
Deferred tax liabilities	90,217	91,227
Long-term debt:
Principal, less current portion	544,475	545,250
Less unamortized discount	(3,963)	(4,400)
Less unamortized debt issuance costs	(10,435)	(11,084)
Long term debt, net of discount and debt issuance costs	530,077	529,766
Other long-term liabilities	6,290	6,384
Total liabilities	711,035	724,427
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	26,810	26,565
Accumulated other comprehensive loss	(2,374)	(1,995)
Retained earnings	20,937	22,147
Total stockholders’ equity	45,373	46,717
Total liabilities and stockholders’ equity	$756,408	$771,144

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands – unaudited)

	Three Months Ended
	January 1, 2016	January 2, 2015
Cash flows from operating activities
Net cash provided by operating activities	$4,146	$9,920

Cash flows from investing activities
Capital expenditures	(1,925)	(1,651)
Acquisition, net of cash acquired	(363)	—
Net cash used in investing activities	(2,288)	(1,651)

Cash flows from financing activities
Payment of contingent consideration	(4,300)	—
Payment of debt issue costs	(63)	—
Repayment of borrowings under First Lien Term Loan	(775)	(775)
Net cash used in financing activities	(5,138)	(775)

Net (decrease) increase in cash and cash equivalents	(3,280)	7,494
Cash and cash equivalents at beginning of period	37,514	50,617
Cash and cash equivalents at end of period	$34,234	$58,111

Supplemental cash flow disclosures
Cash paid for interest	$3,991	$3,416
Cash paid (received) for income taxes, net	$1,061	$(669)
Decrease in accrued capital expenditures	$400	$143

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(All dollar amounts in thousands - unaudited)

		Three Months Ended
		January 1, 2016	January 2, 2015
Net (loss) income		$(1,210)	$2,983
Depreciation and amortization		6,718	5,902
Interest expense, net		9,723	9,039
Income tax (benefit) expense		(1,713)	603
EBITDA		13,518	18,527

Adjustments:
Stock-based compensation expense	(1)	245	246
Acquisition-related expenses	(2)	983	1,855
Purchase accounting expenses	(3)	1,005	—
Veritas Capital annual management fee	(4)	503	635
Total adjustments		2,736	2,736
Adjusted EBITDA		$16,254	$21,263

EBITDA margin	(5)	12.2%	16.7%
Adjusted EBITDA margin	(6)	14.7%	19.2%
Net (loss) income margin	(7)	(1.1)%	2.7%

(1)		Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2)
Represents transaction costs related to the evaluation, negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services, expenses related to the integration of operations into those of CPI and charges for an increase in the fair value of the Radant Technologies contingent consideration liability.

(3)		Represents non-cash charges for utilization of the net increase in cost basis of inventory and net decrease in deferred revenue that resulted from purchase accounting in connection with acquisitions.
(4)		Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5)		Represents EBITDA divided by sales.
(6)		Represents adjusted EBITDA divided by sales.
(7)		Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(All dollar amounts in thousands - unaudited)

		Twelve Months Ended
		January 1, 2016
Net cash provided by operating activities		$14,810
Cash capital expenditures		(6,809)
Free cash flow		8,001

Adjustments:
Cash paid for acquisition-related expenses, net of taxes	(1)	8,190
Cash paid for Veritas Capital management fee, net of taxes	(2)	1,502
Cash received for prior year transfer pricing audit	(3)	(449)
Total adjustments		9,243
Adjusted free cash flow		$17,244

Net income		$746

(1)
Represents transaction costs, net of income taxes, related to the evaluation, negotiation, closing and integration of acquisitions, and payment of a contingent consideration to the former owners of Radant Technologies. Costs include fees for attorneys and other professional services, as well as expenses related to integration of acquired operations into those of CPI.

(2)		Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3)
Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company determined that this item should be excluded from this calculation as it pertains to prior years.